FOR IMMEDIATE RELEASE

IFF REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Strong Sales Performance Drives Reported 4th Quarter EPS of $.49

2006 EPS Increase 20% as Sales Grow 5%

New York, N.Y., January 30, 2007 … International Flavors & Fragrances Inc. (NYSE: IFF) today reports results for the fourth quarter and full year 2006; results are summarized in the table below (dollars in millions except per share data):

	Q4 2006	Growth Q4 2006 vs. 2005	2006	Growth 2006 vs. 2005
Sales	$514	+ 11%	$2,095	+ 5%
Net Income	$ 44	+ 192%	$ 223	+ 15%
Earnings per share	$ .49	+ 206%	$ 2.44	+ 20%

“The strong fourth quarter performance tops off a very good 2006 for IFF,” said Robert M. Amen, IFF Chairman and Chief Executive Officer. “It is very encouraging to see the fourth quarter growth in both flavors and fragrances, all driven by the excellent contribution of the people of IFF.   Our strategy is working and we have good momentum going into 2007.”

Earnings per share were $.49 in the 2006 fourth quarter, versus $.16 in the prior year quarter, an increase of 206%. The 2006 results include restructuring charges of $.02 and a non-recurring gain on disposition of land, included in Other income, of $.06.  The 2005 fourth quarter results included a restructuring charge of $.17 per share.  On a comparable basis, excluding the restructuring charges from both periods and the 2006 land sale gain, fourth quarter 2006 earnings per share of $.45 represent a 36% gain over the 2005 quarter.

For the full year 2006, earnings per share were $2.44, compared to $2.04 in 2005, an increase of 20%.  The 2006 results include restructuring charges of $.02 and non-recurring gains on disposition of assets, included in Other income, of $.14; the 2005 results included restructuring charges of $.16 per share, offset by a $.26 benefit relating to the Company's repatriation of funds from overseas affiliates.  On a comparable basis, excluding these non-recurring items from both years, the 2006 per share results of $2.32 represent a 20% improvement over the full year 2005 of $1.94.

Fourth quarter 2006 sales totaled $514 million, up 11% from the prior year quarter; fragrance and flavor sales increased 13% and 7%, respectively.  Sales for the 2006 quarter benefited from the generally weaker U.S. dollar; at comparable exchange rates, sales would have increased 7% in comparison to the 2005 quarter.

Fragrance sales were led by an 18% increase in fine fragrance sales driven by both new product introductions and continued success of existing creations.  Sales of functional fragrances and fragrance ingredients increased 9% and 11%, respectively, with the increases coming from both increased volume and new product introductions.

Flavor sales increased 7%, based on a combination of new wins and volume growth. Flavor compound sales increased in each region in both local currency and dollars.

Fourth Quarter 2006

Sales performance by region and product category compared to the prior year quarter follows:

		Fourth Quarter 2006 vs. 2005
		% Change in Sales by Region of Destination
		Fine	Func'l.	Ingr.	Total Frag.	Flavors	Total
North America	Reported	23%	12%	5%	14%	2%	8%
Europe	Reported	20%	16%	17%	18%	10%	15%
	Local Currency	13%	9%	10%	11%	4%	8%
Latin America	Reported	25%	1%	7%	8%	6%	7%
Asia Pacific	Reported	-11%	11%	6%	4%	9%	7%
	Local Currency	-15%	8%	6%	1%	8%	5%
India	Reported	-5%	-11%	38%	-4%	10%	4%
	Local Currency	-5%	-13%	35%	-5%	10%	3%
Total	Reported	18%	9%	11%	13%	7%	11%
	Local Currency	14%	7%	8%	9%	5%	7%

Net income for the 2006 fourth quarter, including $1 million in after tax restructuring charges, totaled $44 million, a 192% increase compared with the prior year quarter.  The 2005 fourth quarter result of $15 million included restructuring charges of $16 million after tax.

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Gross profit, as a percentage of sales, improved one half percentage point compared to the prior year quarter, mainly due to higher sales.

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Research and Development expenses totaled 9% of sales compared to 10% in the prior year quarter.

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Selling, General and Administrative expenses, as a percentage of sales, were 17.6% in the current quarter compared to 18.6% in 2005.  The 2005 quarter included approximately $3 million of expense relating to a product contamination issue.

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Other income (expense), net in the 2006 fourth quarter increased $4 million over the prior year quarter, mainly due to the gain on sale of land, partially offset by higher exchange losses.

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The effective tax rate was 28.8% compared to 29.4% in the prior year quarter.

Full Year 2006

Sales performance by region and product category compared to the prior year follows:

		Full Year 2006 vs. 2005
		% Change in Sales by Region of Destination
		Fine	Func'l.	Ingr.	Total Frag.	Flavors	Total
North America	Reported	20%	2%	10%	10%	3%	7%
Europe	Reported	7%	5%	-4%	4%	1%	3%
	Local Currency	8%	5%	-3%	4%	1%	3%
Latin America	Reported	25%	2%	6%	8%	11%	9%
Asia Pacific	Reported	9%	3%	2%	4%	4%	4%
	Local Currency	8%	2%	4%	4%	5%	4%
India	Reported	2%	-4%	29%	3%	10%	7%
	Local Currency	2%	-4%	31%	3%	10%	7%
Total	Reported	13%	3%	3%	6%	4%	5%
	Local Currency	13%	3%	3%	6%	4%	5%

Net income for 2006, including $2 million in after tax restructuring charges, totaled $223 million, a 15% increase compared with the prior year.  Full year 2005 results of $193 million included restructuring charges totaling $16 million after tax, as well as a tax benefit of $25 million relating to repatriation of funds from overseas affiliates.

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Gross profit, as a percentage of sales, improved one percentage point compared to the prior year, mainly from higher sales, improved manufacturing expense absorption and favorable product mix.

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Research and Development expenses totaled 8.9% of sales compared to 9.0% in the prior year.

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Selling, General and Administrative expenses, as a percentage of sales, were 16.8% compared to 17.0% in 2005. The 2005 figures included approximately $8 million of expense relating to a product contamination issue; 2006 results include the benefit of a $3 million insurance recovery related to this matter.

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Other income (expense), net in 2006 increased $7 million over the prior year, mainly due to gains on sale of assets, partially offset by higher exchange losses.

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The effective tax rate was 28.8% compared to a rate of 21.6% in the prior year.  The 2005 rate reflected the one-time $25 million tax benefit; excluding this benefit, the 2005 effective rate would have been 31.6%.

About IFF

IFF is a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products.  IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.  IFF has sales, manufacturing and creative facilities in 30 countries worldwide. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this report, which are not historical facts or information, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “believe”, “may”, "outlook", "guidance" and similar terms or variations thereof.  All information concerning future revenues, tax rates or benefits, interest savings, earnings and other future financial results or financial position, constitutes forward-looking information.  Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the outcome of uncertainties related to litigation; uncertainties related to any potential claims and rights of indemnification or other recovery for customer and consumer reaction to its earlier contamination issue; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments.  The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Webcast and Conference call

In conjunction with the release, the Company will host a real-time webcast and teleconference to discuss its 2006 fourth quarter results. The teleconference and the webcast are scheduled for 9:00 a.m. Eastern Time on Tuesday, January 30, 2007.

You may use the following dial-in numbers to access the teleconference (please dial in 5 to 10 minutes prior to the scheduled start time):

United States:

1-800-361-0912

International:

1-913-981-5559

Reservation Number:

3837469

You may access the webcast, together with the supplemental financial information presented as slides at the webcast and discussed in the teleconference, via the Company’s internet website located at http://www.iff.com by clicking on “Investor Relations” and selecting the current link under “Webcasts”.

Playback Information

An archive of the webcast and a replay of the teleconference will be available following completion of the webcast and teleconference.  The replay will be available beginning at 1:00 p.m. Eastern Time on Tuesday, January 30th and ending at Midnight on Monday, February 12, 2007.  The archive of the webcast can be accessed through the Company’s website as described above.  The dial-in numbers and reservation number for the replay are:

United States:

888-203-1112

International:

719-457-0820

Reservation Number:

3837469

Contact

Douglas J. Wetmore

Senior Vice President and

Chief Financial Officer

Phone: 212-708-7145

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International Flavors & Fragrances Inc.

Consolidated Income Statement

(Amounts in thousands except per share data)

(Unaudited)

	Quarter Ended			Year Ended
	December 31,			December 31,
	2005	2006	% Change	2005	2006	% Change
Net Sales	$461,645	$514,318	11%	$1,993,393	$2,095,390	5%
Cost of goods sold	274,818	303,403	10%	1,168,992	1,211,259	4%
Gross margin on sales	186,827	210,915	13%	824,401	884,131	7%
Research & development	46,028	48,031	4%	179,812	185,692	3%
Selling and administrative	85,691	90,559	6%	339,323	351,923	4%
Amortization	3,768	3,709		15,071	14,843
Restructuring and other charges	23,319	2,007		23,319	2,680
Interest expense	5,752	7,401	29%	23,956	25,549	7%
Other (income) expense, net	700	(3,208)		(3,268)	(9,838)
Pretax income	21,569	62,416	189%	246,188	313,282	27%
Income taxes	6,331	17,945		53,122	90,293
Net income	$15,238	$44,471	192%	$193,066	$222,989	15%
Earnings per share - basic	$0.16	$0.50	213%	$2.06	$2.47	20%
Earnings per share - diluted	$0.16	$0.49	206%	$2.04	$2.44	20%
Average shares outstanding (in thousands):
Basic	92,757	89,416	4%	93,584	90,443	3%
Diluted	93,404	90,602	3%	94,826	91,369	4%

International Flavors & Fragrances Inc.

Consolidated Condensed Balance Sheet

(Amounts in thousands)

                       (Unaudited)

	December 31, 2005	December 31, 2006
Cash & cash equivalents	$272,545	$114,508
Short term investments	352	604
Receivables	368,519	405,302
Inventories	430,794	446,606
Other current assets	119,064	112,783
Total current assets	1,191,274	1,079,803
Property, plant and equipment, net	499,145	495,124
Goodwill and other intangibles, net	772,651	745,716
Other assets	175,126	158,261
Total assets	$2,638,196	$2,478,904
Bank borrowings, overdrafts and current portion of long-term debt	$819,392	$15,897
Other current liabilities	383,304	434,752
Total current liabilities	1,202,696	450,649
Long-term debt	131,281	791,443
Non-current liabilities	388,872	335,522
Shareholders' equity	915,347	901,290
Total liabilities and shareholders' equity	$2,638,196	$2,478,904

International Flavors & Fragrances Inc.

Consolidated Statement of Cash Flows

(Amounts in thousands)

(Unaudited)

	Year Ended December 31,
	2005	2006
Cash flows from operating activities:
Net income	$193,066	$222,989
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	91,928	89,733
Deferred income taxes	(32,882)	(12,423)
Gain on disposal of assets	(2,108)	(22,836)
Changes in assets and liabilities
Current receivables	(1,897)	(27,153)
Inventories	(117)	9,492
Current payables	(6,369)	40,279
Other, net	(64,461)	(38,298)
Net cash provided by operations	177,160	261,783
Cash flows from investing activities:
Net change in short-term investments	35	(240)
Additions to property, plant and equipment	(93,433)	(58,282)
Proceeds from disposal of assets	2,787	27,235
Net cash used in investing activities	(90,611)	(31,287)
Cash flows from financing activities:
Cash dividends paid to shareholders	(67,779)	(67,381)
Net change in bank loans	312,094	(47,596)
Proceeds from long-term debt	-	375,000
Repayments of long-term debt	(11,653)	(499,300)
Proceeds from issuance of stock under stock option and employee stock purchase plans	23,015	110,867
Excess tax benefits on stock options exercised	-	4,653
Purchase of treasury stock	(98,319)	(270,998)
Net cash provided by (used in) financing activities	157,358	(394,755)
Effect of exchange rates changes on cash and cash equivalents	(3,958)	6,222
Net change in cash and cash equivalents	239,949	(158,037)
Cash and cash equivalents at beginning of year	32,596	272,545
Cash and cash equivalents at end of year	$272,545	$114,508